Media Contact: David Rubinger 404.502.1240 / david@rubinger.com
Investor Relations Contact: David Black 404.266.4490 / david.black@statebt.com

State Bank and Trust Company Acquires Assets of Altera Payroll Inc.

MACON, GA, October 16, 2012 – State Bank and Trust Company announced today that it has purchased substantially all of the assets of Altera Payroll Inc., a leading payroll services company based in Macon, GA. Terms were not disclosed.
“State Bank is focused on deepening its relationships with its customers. Adding a best-in-class payroll services team creates a natural extension for those relationships,” said Joe Evans, Chairman and CEO. “We have known and worked with the Altera team for many years, making this the right opportunity for State Bank.”
Altera Payroll focuses on the payroll needs of small and medium-size businesses, offering the safety, security and technology of large providers with high-level, personal service expected from a smaller company. Altera’s management team has been together for more than 11 years, previously running the payroll processing group for the former Flag Financial Corp., which was led by Evans and other State Bank executives before its sale in 2006.
The payroll processing division will diversify State Bank’s revenue beyond its existing lines of business. State Bank will keep the Altera name, retain all of the 18 Altera professionals as part of the State Bank team and operate the payroll company as a division of State Bank.
“We have always tried to maintain the same values and service quality that have made State Bank one of the most successful banks in the United States. We look forward to once again working with Joe and his team to provide outstanding support to State Bank’s customers throughout Georgia,” said Derek Whitworth, a partner with Altera Payroll.
Sterne, Agee & Leach, Inc. served as financial advisor to State Bank on this transaction.
About State Bank Financial Corporation and State Bank and Trust Company

State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank and Trust Company, one of Georgia’s best-capitalized banks, with approximately $2.67 billion in assets as of June 30, 2012. State Bank has locations in Metro Atlanta and Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta, Georgia and State Bank and Trust Company is headquartered in Macon, Georgia.

State Bank was named the best performing community bank in the United States for 2011 by SNL Financial LC for banks between $500 million and $5 billion in assets. State Bank was also ranked fourth among the 195 banks in the $1 billion-to-$5 billion-asset category of Bank Director magazine's 2012 Bank Performance Scorecard, a ranking of U.S. publicly traded banks and thrifts based on 2011 calendar-year financials.

To learn more about State Bank, visit www.statebt.com